EXHIBIT 5.1


                                                        August 8, 2001

Ventro Corporation
1500 Plymouth Street
Mountain View, CA 94043

           Re: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We are acting as counsel for Ventro Corporation (the"Company") in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, relating to (i) 1,863,585 shares of the Company's common stock, par value $0.0002 per share (the "Common Stock"), for options outstanding under the NexPrise, Inc. 1997 Stock Plan and (ii) 1,639,005 shares of the Company's Common Stock deliverable in accordance with NexPrise, Inc. Nonstatutory Stock Option Agreements with Certain Employees (together, the "Plans").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the assumption of the Plans as we have deemed necessary or advisable for the purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the exercise of options under the Plans, when delivered in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                                   Very truly yours,



                                                   /s/ Davis Polk & Wardwell




                                 Exhibit 5.1-1